Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-12737) pertaining to the II-VI Incorporated Deferred Compensation Plan,

2.	Registration Statement (Form S-8 No. 333-129675) pertaining to the II-VI Incorporated 2005 Omnibus Incentive Plan,

3.	Registration Statement (Form S-8 No. 333-164827) pertaining to the II-VI Incorporated 2009 Omnibus Incentive Plan,

4.	Registration Statement (Form S-8 No. 333-184805) pertaining to the II-VI Incorporated 2012 Omnibus Incentive Plan,

5.	Registration Statement (Form S-8 No. 333-199855) pertaining to the Amended and Restated II-VI Incorporated 2012 Omnibus Incentive Plan,

6.	Registration Statement (Form S-8 No. 333-228367) pertaining to the II-VI Incorporated 2018 Employee Stock Purchase Plan,

7.	Registration Statement (Form S-8 No. 333-228368) pertaining to the II-VI Incorporated 2018 Omnibus Incentive Plan, and

8.	Registration Statement (Form S-8 No. 333-233949) pertaining to the Amended and Restated Finisar Corporation 2005 Stock Incentive Plan and Finisar Corporation 401(k) Profit Sharing Plan;

of our report dated August 16, 2019 (except for the effects of the operating segment realignment disclosed in Note 14, as to which the date is June 29, 2020), with respect to the consolidated financial statements and schedule of II-VI Incorporated and Subsidiaries and our report dated August 16, 2019, with respect to the effectiveness of internal control over financial reporting of II-VI Incorporated and Subsidiaries, included in this Current Report (Form 8-K) of II-VI Incorporated.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 29, 2020